(logo)BANK OF HAWAII



			 OFFICER'S CERTIFICATE



The undersigned officer hereby certifies that I have supervised a review of the activities of Bank of Hawaii, servicer, during the preceding fiscal year and of the Bank's performance during the most recently closed fiscal year and that to the best of my knowledge, based on such review, the Bank has fulfilled its duties, responsibilities and obligations under the servicing agreement between The Prudential Home Mortgage Company, Inc. and Bank of Hawaii.



					     /s/Glen Chong
					     By GLEN CHONG


					     INVESTOR ACCOUNTING MANAGER
					     Title



					     (808) 693-1353
					     Telephone No.



March 18, 1996
Date



 MORTGAGE LOAN SERVICING DEPARTMENT P0 BOX 3650 HONOLULU, HAWAII 96811-3650
		       TELEPHONE (808) 524-7976